Exhibit 10.1

September 25, 2020

Christian Boas

Rue du Moulin 12, 1310 La Hulpe (Belgium)

Emile Boas

Avenue du Beau Feuillage 1A, 1950 Kraainem (Belgium)

Dreda / Sylvie Boas

Avenue E. Van Becelaere 103, 1170 Watermael-Boitsfort (Belgium)

Asco Industries NV and S.R.I.F. NV

Weiveldlaan 2, 1930 Zaventem (Belgium)

RE: Amendment to the Agreement for the Sale and Purchase of Shares of S.R.I.F. NV

Dear Sir/Madam,

We refer to the agreement for the sale and purchase of the shares of S.R.I.F. NV among Christian Boas, Emile Boas, Dreda general partnership under Belgian law and Sylvie Boas (together, the “Sellers”), Spirit AeroSystems Belgium Holdings BVBA (the “Purchaser”) and Spirit AeroSystems Holdings, Inc. (together with the Purchaser, “Spirit”, and Spirit together with the Sellers, the “Parties”), as amended (the “SPA”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the SPA.

Whereas:

(A)  As of September 25, 2020, certain Conditions Precedent to the obligations of the Parties to complete the Transaction have not been satisfied;

(B)  One of the remaining Conditions Precedent includes the European Commission’s approval (the “EC Condition”) to close the Transaction in accordance with the Commitments;

(C)  As of September 25, 2020, Spirit’s management believes it is unlikely that the EC Condition will be satisfied by the Long Stop Date and Spirit does not expect to extend the Long Stop Date; and

(D)  During a conference call meeting held on 22 September 2020, Mazars, appointed as the Monitoring Trustee for purposes of the Commitments, has confirmed that it is very unlikely that the EC Condition will be satisfied by the Long Stop Date;

In view of the above, the Parties agree and acknowledge that there is no further interest in continuing the efforts to pursue the fulfillment of the Conditions Precedent and therefore jointly agree to the following by means of this letter agreement (the “Letter Agreement”):

•	The Parties shall no longer be under the obligation to ensure in accordance with Clauses 4.3.1 and 4.4 that the Conditions Precedent are satisfied as soon as reasonably possible and on the Long Stop Date at the latest.

•	The Parties acknowledge and agree that the fact that the Conditions Precedent have not been satisfied and are no longer expected to be satisfied by the Long Stop Date does not result from a breach of a Party’s obligations under Clause 4 or of any obligation of Spirit or the Group Companies under the Commitments, or otherwise, and thereby waive, to the fullest extent possible, any right to claim whether for indemnification or otherwise on such basis.

•	Accordingly, the Parties also agree to terminate the SPA in its entirety and by mutual agreement effective as of 8:00 a.m. CET on September 25, 2020 (the “Termination Time”) and without need for notice in accordance with Clause 4.6.2 the SPA and the SPA shall be of no further force or effect whatsoever (the “Termination”); provided that Clauses 1 (Definition and Interpretation), 19 (Notices), 24 (Costs and Expenses), 25.4, 25.5 and 25.8 (General Provisions) and 26 (Governing Law and Competent Courts), shall survive the Termination and shall each remain in full force and effect in accordance with their respective terms. In relation to Clause 24, the Parties expressly agree that none of the Parties shall be entitled to pass on any of the costs and expenses it has incurred in connection with the Transaction (or shall still incur further to the termination of the Transaction), including but not limited to fees expensed by their advisors; provided, however, that Spirit shall only be obligated to pay any unpaid fees for FTI Consulting (“FTI”) that are set forth on Schedule 1 hereto.

•	Spirit, Asco Industries NV and S.R.I.F. NV agree to abide by the confidentiality principles set forth on Schedule 2. The Confidentiality Agreement and all addenda thereto, including for the avoidance of doubt those entered into after Signing (each, an “NDA” and collectively, the “NDAS”) will remain in full force and effect until the later of the termination of the SPA or the period required by the relevant NDA (without prejudice, however, to any confidentiality obligations that shall survive the termination of the relevant NDA).

•	Each of the Parties, on behalf of itself and causing for each of its respective successors and past and present subsidiaries, Affiliates (including, for the avoidance of doubt, with respect to the Sellers, the Group Companies), assignees, officers, directors, employees, controlling persons, representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by Law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors and past and present subsidiaries, Affiliates (including, for the avoidance of doubt, with respect to the Sellers, the Group Companies), assignees, officers, directors, employees, controlling persons, representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all claims, rights or actions, howsoever arising, of every kind and nature, in connection with, arising out of, based upon or related to, directly or indirectly, the Transaction Documents, including any breach, non-performance, action or failure to act under the Transaction Documents, the events leading to the termination of the SPA or any other Transaction Documents or this Letter Agreement. Nothing in this Letter Agreement shall, however, prevent a Party (or a Group Company) from enforcing its rights and remedies under the NDA.

This Letter Agreement constitutes a written agreement by and among the Parties as set forth in Clause 25.8 of the SPA. Clause 26 of the SPA shall apply also to this Letter Agreement.

Yours faithfully on behalf of Spirit,

/s/ Mrs. Sam J. Marnick

Mrs. Sam. J. Marnick

For acknowledgement and acceptance, On behalf of the Sellers: /s/ Mr. Christian Boas Mr. Christian Boas Date: September 25, 2020

/s/ Mr. Emile Boas

Mr. Emile Boas

Date: September 25, 2020

/s/ Mrs. Sylvie Boas

Mrs. Sylvie Boas

Date: September 25, 2020

/s/ Mrs. Sylvie Boas

Dreda General Partnership

Mrs. Sylvie Boas

Director

Date: September 25, 2020

On behalf of Asco Industries NV and S.R.I.F.:

/s/ Mr. Christian Boas

Mr. Christian Boas

Date: September 25, 2020

Cc: Eubelius CVBA

Marieke Wyckaert and

Matthias Wauters

Avenue Louise 99, 1050

Brussels (Belgium)